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                                                                      Exhibit 99

[AVISTA Corp. LOGO]

____________________________________________________________________NEWS RELEASE

CONTACT: Media: Laurine Jue 509-495-2510 e-mail: ljue@avistacorp.com
         Investors: Dave Brukardt 509-495-2833 e-mail: dbrukardt@avistacorp.com


                                                          FOR IMMEDIATE RELEASE:
                                                          JANUARY 6, 2000


              AVISTA CORP. TO REPORT LOWER REVENUES DUE TO WEATHER
                    Anticipates Fourth Quarter Charge Due to
                    Restructuring and Impairment Recognition


SPOKANE, WASH.: Avista Corp. (NYSE: AVA) today announced that lower demand for electricity and natural gas resulting from unseasonably warm weather is expected to adversely affect quarterly utility revenues and earnings. Preliminary estimates for the quarter indicate that heating degree day totals in all of the Avista Utilities key markets will fall 10 percent to 15 percent below Avista's expectations.

        Avista Corp. will record a $32 million after-tax charge to be taken in the fourth quarter of 1999. The charge has two components: $27 million related to its previously announced downsizing of Avista Energy trading operations and $5 million of additional charges related to impaired utility assets in the Pacific Northwest and other items. The portion of the charge related to Avista Energy reflects discontinued operations in Houston and Boston and includes the majority of the $10 million to $15 million in estimated costs previously announced.

        The dramatic changes in the energy trading and marketing business over the past year caused Avista Corp. to reevaluate the need for a national trading perspective with its Avista Energy subsidiary. As a result, Avista Corp. has elected to focus Avista Energy's primary efforts on asset-backed energy marketing in the West and Northwest. The reductions in the energy trading business are expected to result in the elimination of approximately 80 positions, primarily in Houston and Boston.



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        In November, Avista Corp. announced it was evaluating a number of options for Avista Energy, including the sale of a portion of the business. While these efforts may continue, no such sale is considered probable at this time. Avista will seek a buyer for Avista Energy's Eastern book of business.

        Avista Corp., a Fortune 500 company, is an energy, information and technology company with utility and subsidiary operations located throughout North America. Avista Corp.'s businesses focus on delivering superior products and providing innovative solutions to business and residential customers throughout the United States and Canada.

        Avista Corp. also operates Avista Capital, which owns all the company's non-regulated energy and non-energy businesses. Avista Capital companies include Avista Energy, Avista Energy Canada, Ltd., Avista Power, Avista Advantage, Avista Labs, Avista Fiber, Avista Communications, Avista Development and Pentzer Corporation. Avista Corp.'s stock is traded under the ticker symbol "AVA." For more information about Avista Corp. and its affiliate businesses, visit the corporate website at www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year 1998 and the Quarterly Report on Form 10-Q for the quarter ended Sept. 30, 1999.